INVESTMENT FACILITATION AGREEMENT

Between

IIFL Inc

(Foreign Institutional Investor (“FII”))

And

DMS INDIA MID CAP INDEX FUND

Dated: This __________day of __________, _______

INVESTMENT FACILITATION AGREEMENT

This INVESTMENT FACILITATION AGREEMENT (hereinafter referred to as this “Agreement”), dated this ..th  day of ….....  entered into:

BY AND BETWEEN:

IIFL Inc., a company incorporated under the laws of the State of New York, United States of America and having its registered office in New York ("FII"); And

……DMS India MidCap Index Fund a Business Trust incorporated under Pennsylvania and having its registered office at 2619 Leiscz’s Bridge Road, Suite 200, Leesport, PA 19533 (the "Company");

In this Agreement, unless the context otherwise requires, the Company and the Investment Facilitator shall hereinafter be jointly referred to as the “Parties”, and severally as the “Party”.

WHEREAS:

1.

The FII is a company registered with the Securities and Exchange Board of India ("SEBI") as a Foreign Institutional Investor ("FII") under the Securities and Exchange board of India (Foreign Institutional Investors) Regulations, 1995 (the "Regulation"). It wishes to facilitate the Company in investing into India through the FII route, subject to compliance with extant regulations.

2.

The Company is a company incorporated in The United States and organised for the principal purpose of making investments, in India and other parts of the world ("Investments") on behalf of investors, including but not limited to investments in equity and preference shares, commercial paper, bonds, warrants, options, non-convertible, partly convertible and fully convertible debentures, and any other financial instruments that the Board of Directors of the Company (the "Company Board") may approve ("Portfolio Companies"); and

3.

The Company wishes to register itself, if permissible under extant regulations, as a sub-account of the FII under the Regulations subject to the terms and conditions herein after set forth.

 NOW, THEREFORE, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO as follows:

1

Definitions

1.1

In this Agreement the following words and expressions shall have the following meanings:

"Affiliate" means a relative, Hindu undivided family, a firm, a joint venture, a partnership, a company or an entity that

directly or through one or more intermediaries Controls or is controlled by or is under common Control of the Party

specified.

1.1.1.

“Agreement” means this  Agreement as originally executed and as may be amended, modified, supplemented or restated from time to time by the mutual agreement of the Parties.

1.1.2.

“Board” means the board of directors of the Company.

1.1.3.

 “Company” means the applicant for Sub-account registration and shall refer to all type of organisations including a Fund.

1.1.4.

“Sub Account” shall have the meaning assigned to it in the Securities and Exchange Board of India ( Foreign Institutional Investors )  Regulations  1995;

1.2 Terms not defined herein, when used even in the recitals hereto shall have the meaning given to them under the Securities Exchange Board of India (SEBI) Rules.

2

Appointment

(a)

Subject to the supervision of the Board, the Company hereby appoints the FII to assist the Company in formulating and implementing a program for registration as a sub-account with Securities and Exchange Board of India ( SEBI ),  monitoring of Investments, and the FII hereby accepts such appointment and agrees to perform its obligations in accordance with the terms hereof. The FII undertakes to facilitate and act as an investment catalyst by assisting in the registration and regulation and investment process.

(b)

The Company may request the FII to register it as a sub-account, subject to compliance with applicable regulations. After satisfying itself of the regulatory requirements and based on such checks, tests, inquiry or investigation as it may deem fit, the FII may process the request for registration received from the Company.

3

Authority and Duties of the FII  and the Company

3.1

The FII shall, upon receipt of a written request from the Company, undertake all necessary steps to recommend for the Company for registration with  SEBI as its sub-account under the Regulation.

3.2

The FII shall check as to the eligibility of the applicant for registration as a sub-account, compliance with the SEBI and RBI regulations, the know your client documentation and generally satisfy itself that the applicant is eligible for registration and form a prima facie opinion as to the desirability of recommending registration.

3.3

The FII while considering the application may call for such additional information as it may deem necessary to enable a better understanding of the applicant and its business status, resources, investment restrictions, investment objectives and may require such credit investigation as it may deem necessary or desirable. The FII may also call for information as the financial standing of the persons investing and impose such conditions as to operations, investment or generally as it may consider desirable in connection with the operations of the sub-account.

3.4

The FII may in absolute discretion refuse to recommend an application for registration as a sub-account and its decision shall not be called to question;

3.5

The FII will act as the investment facilitator to the Company and shall, in that capacity, supervise and monitor the investments made on behalf of the Company. As required by and in terms of the Securities and Exchange Board of India ( Foreign Institutional Investors ) Regulations, 1995, the Company hereby authorises the FII to invest on its behalf. Every trade to be put through by the Company would be first checked by the FII for compliance with the extant regulations of the Stock Exchanges, RBI, SEBI or any other relevant regulatory authority as may be stipulated from time to time. In exercise of this function, the FII may refuse to permit any trade to be put through, if in its considered judgement this may be in violation of the applicable regulations.

The FII is specifically authorised to cut, square off, reverse or otherwise close out any position of the sub-account to comply with the circulars, notifications, rules and regulations applicable to the  FII and/or sub-accounts, as may be  specified by SEBI or stock exchanges or clearing members,  on securities positions in underlying or derivative segments or otherwise. In particular, the positions may be cut if the positions of FII with all its sub-accounts or of the Company exceed the limits set by the stock exchanges / professional clearing member, SEBI or if the margins maintained with the professional clearing member / stock exchanges / SEBI or margin levels maintained by the Company as compared to those stipulated by the FII are inadequate to meet the on-going commitments of the sub-account.

3.6

Unless the Company is likely to violate any regulations, the FII shall not, without the prior approval of the Company Board:

3.6.1

provide any instructions to a custodian or Bank in India in respect of  Investments which would cause the Company to knowingly do any act which would make it  impossible to  carry on  the ordinary  business of the Company.

3.6.2

provide any instructions to a custodian or Bank in India in respect of  Investments which would cause or permit the Company to acquire or dispose of any Investment in violation to the Regulations.

3.7

The FII shall have no authority to enter into any agreement on behalf of the Company, except upon the prior written consent of the Company Board.

3.8

All decisions in connection with Investments, including without limitation approving acquisitions and dispositions of Investments and effecting transactions on behalf of the Company, shall be the exclusive responsibility of the Company Board.

The securities may be registered in the name of the IIFL Inc. a/c ______  or directly in the name of the sub-account i.e. _______.

3.9

The Company shall ensure to maintenance of proper books of accounts, records, documents etc. in respect of all the Investments made in accordance with all applicable laws, rules and regulations, and shall submit to the FII any information, record or documents in this regard, as the FII may require.

3.10

The Company shall cause its activities to be managed in a manner as to comply with the applicable regulations and shall keep the FII promptly informed of any infarction of law or unusual events. The Company shall also comply with the Anti - Money Laundering Regulations of the United States of America and of the respective jurisdictions of its shareholders.

3.11

The Company shall promptly furnish such information as may be sought by the FII in respect of its shareholders / investors to enable the FII to discharge its functions under this agreement or under any applicable laws.

3.12

The Company acknowledges the fact that notwithstanding anything contained in clause 3.7 herein, the FII has the absolute authority to change without reference to the Company, the custodian(s), professional clearing member, broker(s ) or banker(s) to the Company.

3.13

The Company hereby represents warrants and declares that it does not have any open Participatory Note (“P Note”) and if the Company has a P Note it will have to wind up such P Note before entering this Agreement. For the avoidance of doubt, this sub-clause 3.13 shall only be applicable to an existing sub-account under any other FII and is shifting to the FII but shall not be applicable to the Company if it is registering as a new sub-account.

3.14

The Company has taken full cognizance of the Press Release bearing PR 286/2007 issued by SEBI on 25th of October 2007, in respect of the issuance of Participating Notes (“PN”) and Offshore Derivative Instruments (“ODI”); and the restrictions and the limitations relating to registration of FIIs viz issuance of PN/ODI’s by some FIIs/Sub-accounts, the linkages (or absence thereof) between quantum of PNs/ODIs issued against the capital flows into the Indian markets as summarised hereunder.

“Participatory Notes and Derivative Instruments

As per SEBI disclosure norms governing issuance of Offshore Derivative Instruments (“ODI’s”) (including Participatory Notes or such other derivative instruments whose value is directly linked to underlying Indian securities) by any FII, an FII is required to disclose to SEBI on a monthly basis in a prescribed format details of such instruments. Such details include the names and the locations of persons to whom the offshore derivative instruments are issued; the nature and type of investors; the quantity and value of the offshore derivative instruments; and the underlying Indian securities. Information for each calendar month must be submitted within seven days following the end of such calendar month. In light of the above, if any FII or its clients issue any ODI’s, the details of the investors therein will have to be disclosed by the FII. Accordingly any FII issuing any ODI’s to the Partnership will be required to file such disclosure with SEBI. FIIs are allowed to issue Participatory Notes (“P-Notes”) and ODI’s to those entities that are regulated by any relevant regulatory authority in the countries of their incorporation or establishment. Further, effective from October 25, 2007, FIIs and their Sub-accounts were prohibited from issuing/renewing ODI’s with underlying derivatives. SEBI has also prohibited the issuance of P-Notes by Sub-accounts of FIIs. FIIs and their Sub-accounts are required to wind up their current positions of ODI’s with underlying derivatives within a period of 18 months from October 25, 2007. FIIs currently issuing offshore derivative instruments with the notional value of the ODI’s outstanding (excluding derivatives) as a percentage of their Assets Under Custody (“AUC”) of less than 40% shall be allowed to issue offshore derivative instruments at an incremental rate of 5% per annum of their AUC in India until such time their percentage reaches 40%. FIIs with notional value of ODI’s outstanding (excluding derivatives) as a percentage of their AUC exceeding 40% shall only be allowed to issue ODI’s against cancellation/redemption/closing out of existing offshore derivative instruments of at least the equivalent amount. SEBI has also clarified that the applicable date of calculation of the AUC in India for the purposes of these rules shall be September 30, 2007. FIIs are also not permitted to issue, subscribe for or purchase any ODI’s, directly or indirectly, to or from, Indian residents or NRIs.

3.15

 Accordingly so long as any company satisfies the eligibility criteria set forth above may be able to invest in P-Notes issued by an FII”.

Subject to above sub-clause if the Company has already invested in P-Notes with any other FII/Sub-account prior to entering this Agreement with the FII, the Company hereby irrevocably and unconditionally declares and confirms that it has fully complied with all of SEBI’s Regulations and Guidelines on ODI’s/ P-Notes applicable to it and the subscription to ODI and issuance of P-Notes with that other FII/Sub-account.

3.16

If Sub-clause 3.15 is applicable to the Company, the Company shall be under an obligation to inform the FII of such prior subscription to ODI and /or issuance of P-Notes and provide in writing all material details in relation thereof to the FII, and any failure or omission to do so shall constitute a material breach of this Agreement, following which the FII shall immediately terminate this Agreement.

4

Fees and Expenses

(a)

The FII shall be entitled to a fee and reimbursement of expenses from the sub-account, howsoever constituted, to be decided mutually by the Parties.

(b)

With a view to facilitate operations, the Company shall confer an exclusive mandate over specified accounts to be operated by the FII acting through its authorised signatories. The FII is authorised to appropriate monies from this / these accounts, towards all payments for operations, including brokerage, any fees, taxes or levies, investment facilitation charges etc.

5

Scope of Liability

The Company agrees that the FII shall not be liable to the Company or any of its shareholders for any losses, damages, expenses or claims occasioned by any act or omission of the FII in connection with the performance of its services hereunder, other than as a result of wilful misconduct, bad faith or gross negligence, or as otherwise prescribed by applicable law. The Company and the relative sub account, howsoever constituted, shall be liable to the FII for any act or omission attributable to the Company or any sub account(s) in connection with its activities.

6

Indemnification

6.1

The Company shall indemnify and hold harmless the FII , its partners, members, directors, employees, officers and Affiliates (each an "indemnitee") from and against any expense, loss, liability or damage arising out of any claim asserted or threatened to be asserted in connection with the  FII's serving or having served as such pursuant to this Agreement; provided, however, that the indemnitee shall not be entitled to any such indemnification with respect to any expense, loss, liability or damage which was caused by wilful misconduct, bad faith or gross negligence, or as otherwise prescribed by applicable law.

6.2

In the event that the FII or any other indemnitee entitled to indemnification pursuant to Clause  above is or becomes a party to any action or proceeding in respect of which, or there otherwise exists a claim pursuant to which, it may be entitled to seek indemnification hereunder, the indemnitee shall promptly notify the Company thereof (provided, however, that failure to so notify the Company shall not affect the indemnitee's rights hereunder). The Company shall advance to the indemnitee the reasonable costs and expenses of investigating and/or defending such claim, subject to receiving a written undertaking from the indemnitee to repay such amounts if and to the extent of any subsequent final determination by a court or other tribunal of competent jurisdiction that the indemnitee was not entitled to indemnification hereunder.

6.3

In the natural course of business the company which will be registered as the sub account of the FII, will furnish all information that the FII may require either for regulatory filings, compliance and/or authentication. The company shall provide all necessary information and true validated copies in support thereof which shall be relied on by the FII to make any declaration or comply with the regulatory requirements. In case of non receipt of requested information/s  or information/s that is inaccurate, the company will indemnify the FII (IIFL Inc ) of all cost/s and expenses that may arise out of such  event/s. The FII further reserves  the right to take appropriate legal action in case of non compliance.

7

Independent Contractor

For all purposes of this Agreement, the FII shall be an independent contractor and not an employee or dependent agent of the Company, nor shall anything herein be construed as making the Company a partner or co-venturer with the FII or any of its Affiliates or other clients. Except as otherwise provided in this Agreement, the FII shall have no authority to bind, obligate or represent the Company.

8

Compliance with applicable laws and regulations

The Company and the FII shall comply with laws, ordinances or governmental rules or regulations of all the countries applicable to its business or to the business of the Company.

9

Avoidance of Permanent Establishment in India for Tax Purposes

It is intended by the parties hereto that each of the Company and the FII shall not be deemed to have a permanent establishment in India and each of the parties agree to perform its duties and obligations, and cause each of its Affiliates to perform its duties and obligations, under this Agreement accordingly.

10

Confidentiality

A.

Each party undertakes with the other that it shall use all reasonable endeavours to keep confidential, including taking such measures as may be necessary to prevent unauthorised access and shall use all reasonable endeavours to ensure that its directors, officers, employees, agents, sub-contractors and representatives keep confidential, any information (collectively "Confidential Information"):

(a)

which it may have or acquire whether before or after the date of this Agreement in relation to the customers, business, assets or affairs of the other party; or

(b)

which otherwise relates to the contents of this Agreement or any Agreement or arrangement entered into pursuant to this Agreement.

B.

Neither  of the parties shall use for its own business purposes or disclose to any third party Confidential Information other than as reasonably required for the purposes of this Agreement), (and then subject to equivalent confidentiality requirements any of the Confidential Information without the prior written consent of the FII or the Company, as the case may be.

C.

The obligations of confidentiality under this clause shall not apply to:

(a)

information which is independently developed by the receiving party or acquired from a third party to the extent it is acquired with the valid right to disclose the same;

(b)

the disclosure of information required to be disclosed by law, any stock exchange regulation or any binding judgement, order or requirement of any court or other competent authority;

(c)

the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned;

(d) information which comes within the public domain otherwise than as a result of breach of this clause by the receiving party;(e) not to disclose it to any third party other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement.

11. Term and Termination

(a)

This Agreement shall continue in full force and effect until terminated by either party or the prior dissolution or winding up of the Company.

(b)

This Agreement may be terminated by the FII, without penalty, upon 30 days' prior written notice and by the Company only after it is de-registered as a sub-account, without penalty, upon 30 days’ prior written notice.

(c)

This Agreement may be terminated automatically in case of any breach of the terms and/or representation or warranties herein made by the Company, without prejudice to the FII’s rights to legal proceedings and damages available to it under the applicable laws.

(d)

The expiration or termination of this Agreement shall not extinguish the obligations of the Company for the payment of facilitation fees and expenses in respect of services rendered by the FII prior to the effective date of such expiration or termination. Obligations of the Company to statutory authorities shall subsist notwithstanding de-registration of the Company as a sub-account.

(e)

The obligation(s) of the FII and the Company as specified in clause 9 above shall survive the termination of this agreement.

12. Amendment; Modification; Waiver

Except as otherwise expressly provided herein, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified, unless evidenced by a writing signed by both parties hereto. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant, agreement or provision or condition of this Agreement, shall not constitute a waiver thereof, and each party shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation.

13 Binding Effect; Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations hereunder shall not, except as otherwise expressly provided herein, be assignable, transferable or delegable without the written consent of the other parties hereto and any attempted assignment, transfer or delegation thereof without such consent shall be void.

14. Dispute Resolution; Arbitration

a)

In the event of any controversy, claim or other dispute arising out of or relating to this Agreement, or the breach thereof, the parties hereto agree to first attempt to resolve the dispute informally through good faith negotiations to be conducted by executive officers, principals or other authorised representatives of the parties to the dispute. If such representatives are unable to resolve the dispute within ten (10) business days after the initial request for negotiations has been made, then the parties to the dispute agree, upon the written request of any party to the dispute, to submit their dispute to binding arbitration, as described in Clause  below.

b)

Any controversy, claim or other dispute arising out of or relating to this Agreement, or the breach thereof that has not been resolved through the dispute resolution procedure in Clause  above shall be settled by arbitration administered in New York, United States of America in accordance with the Rules of the International Chamber of Commerce by three arbitrators (one of whom shall be appointed by the FII, one of whom shall be appointed by the Company and one of whom shall be a neutral independent arbitrator selected by mutual agreement of the FII and the Company). Any judgement on the award rendered by the arbitrators shall be payable in U.S. Dollars and be subject to any applicable rules and may be entered in any court having jurisdiction thereof. All such arbitration proceedings shall be conducted in English.

15 Notices

All notices or other communications required or permitted hereunder shall be sufficiently given (i) if delivered personally to the address set forth below, (ii) when transmitted via telecopy to the telecopier number set forth below (with hard copy following), or (iii) two days following the day on which the same has been delivered prepaid to a national or international overnight air courier service addressed to the address set forth below.

If to the FII: IIFL Inc

Attention: Mr.  Amit Shah

Facsimile: +1 212 221 6818

with copies to:

Attention: Ranganathan Purushothaman

Facsimile: +1 212 221 6818

Address : “Grace” 34th Floor, 1114 Avenue of the Americas, New York, NY-10036

and

If to the Company: -----------

Attention: ……………..

Facsimile: ……………………..

with copies to:

Attention: ………………………

Facsimile: ………………………..

Address :

Either party may change its address and/or telecopier number set forth above by giving notice to the other party in accordance with the provisions of this Clause.

 16 Governing Law

16.1. This Agreement shall be governed by and construed in accordance with the laws of United States of America and the courts of United States of America shall have non-exclusive jurisdiction to settle any dispute, which may arise from or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

16.2. However, nothing in this clause limits the rights of the FII to bring proceedings against the Company in any other court or competent jurisdiction, nor shall the bringing or continuing of proceedings in one or more jurisdictions preclude the bringing or continuing of proceedings in any other jurisdiction, whether concurrently or otherwise.

16.3. The Company hereby irrevocably, unconditionally and voluntarily submits itself to the jurisdiction of the competent court in United States of America under sub-clause 16.1 and such competent court of law in the jurisdiction that the FII may chose to bring proceedings against the Company under sub-clause 16.3, except to the extent that any term of the Agreement or any provision of the laws of the United States of America applicable to the Agreement violates a fundamental public policy in India, in which case, sub-clause 16.2 shall be applicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IIFL Inc.

United States of America

By:

Name:

Title:

-----------------,

By:

Name: Peter R Kohli

Title:  President